For Immediate Release

Fingerhut Companies, Inc.

Contact:
Lynda Nordeen
Director, Corporate Communications
(612) 936-5015
lynda.nordeen@fingerhut.com

or

Eapen Chacko
Director, Investor Relations
(612) 932-3371
eapen.chacko@fingerhut.com

IRS Advises Fingerhut of Favorable Spin-Off Ruling

Board Authorizes Metris Spin, Sets Record Date and Distribution Date

MINNEAPOLIS - Aug. 17, 1998 - Fingerhut Companies, Inc. (NYSE:FHT), one of the nation's largest catalog companies and direct marketers, announced today that the Internal Revenue Service (IRS) has advised the Company of its informal approval of the previously filed ruling request to spin off Fingerhut's approximate 83-percent interest in Metris Companies Inc. (NASDQ:MTRS). The IRS has also indicated that it intends to issue the formal written ruling within the next few days. Fingerhut's board of directors has approved the spin off and has set Sept. 11, 1998, as the record date and Sept. 25, 1998, as the distribution date.

The ruling from the IRS will provide that the distribution will be tax free to Fingerhut and its shareholders for federal income tax purposes, except to the extent that cash is received in payment of fractional shares. The spin off will be effected as a dividend distribution of all of the shares of common stock of Metris owned by Fingerhut. The definitive distribution ratio will be determined shortly after the record date.

"The spin off creates significant value for Fingerhut shareholders," said Ted Deikel, Fingerhut chairman and chief executive officer. "Fingerhut can now fully concentrate its financial and other resources on new opportunities for growth and Metris will have access to capital to finance its aggressive plans."

In July, Fingerhut acquired an equity interest in PC Flowers and Gifts, Inc., a leading on-line provider of flowers, gift baskets and gourmet food. The Company also announced, August 13, that it has entered into a definitive agreement to acquire Arizona Mail Order, a leading cataloger of women's apparel. These recent transactions reflect Fingerhut's strategy to increase top-line growth.

Metris Companies Inc. is an information-based direct marketer of consumer credit products, extended service plans, and fee-based products and services. Based in St. Louis Park, Minn., Metris has operations in Tulsa, Okla.; Salt Lake City, Utah; Baltimore, Md.; and Champaign, Ill., and currently employs approximately 1,600 people.

Fingerhut Companies, Inc. is a leading database marketing company selling a broad range of products and services through catalogs, direct marketing and the Internet. The Company also owns approximately 20 percent of PC Flowers & Gifts, Inc., an Internet retailer. Based in Minnetonka, Minnesota, the Company and its subsidiaries employ approximately 9,500 people. Fingerhut can be found on the Internet at www.fingerhut.com, www.andysgarage.com, www.thehut.com and www.pcflowers.com.